Exhibit 99.1

Contacts:	John Hertz	Robin Yim
	Chief Financial Officer	Investor Relations
	Novellus Systems, Inc.	Novellus Systems, Inc.
	Phone: (408) 943-9700	Phone: (408) 943-9700

FOR IMMEDIATE RELEASE

NOVELLUS SYSTEMS REPORTS SECOND QUARTER RESULTS

SAN JOSE, Calif., July 11, 2011—Novellus Systems, Inc. (NASDAQ: NVLS) today reported operating results for its second quarter ended June 25, 2011. Net sales for the second quarter were $350.2 million, down $63.0 million or 15.2 percent from first quarter 2011 net sales of $413.2 million, and up $28.8 million or 9.0 percent from second quarter 2010 net sales of $321.4 million. Net income for the second quarter was $64.7 million, or $0.79 per diluted share, down $31.7 million from first quarter 2011 net income of $96.4 million, or $1.04 per diluted share, and up $1.4 million from second quarter 2010 net income of $63.3 million, or $0.66 per diluted share.

Bookings in the second quarter of 2011 were $311.6 million, down $103.5 million or 24.9 percent from first quarter 2011 bookings of $415.1 million. Second quarter shipments of $359.3 million were down $17.6 million or 4.7 percent from $376.9 million in the first quarter 2011.

Cash, cash equivalents, and short-term investments at the end of the second quarter were $812.4 million, an increase of $173.9 million or 27.2 percent from the first quarter 2011 ending balance of $638.5 million. Long-term investments and non-current restricted cash and cash equivalents at the end of the second quarter were $188.8 million, a decrease of $8.1 million or 4.1 percent from the first quarter 2011 ending balance of $196.9 million. On May 10, 2011, we issued $700.0 million of 2.625% senior convertible notes due May 15, 2041. During the second quarter 2011, we repurchased 18.3 million shares of our common stock at an average price of $34.19 per share, for $625.2 million. Cash flows from operations during the second quarter of 2011 were $95.2 million, up $11.4 million or 13.6 percent from $83.8 million in the first quarter of 2011, and down $9.0 million or 8.6 percent from $104.2 million in the second quarter of 2010.

Richard S. Hill, Chairman and Chief Executive Officer, said “We’re extremely proud to have been voted by our customers as one of the two highest ranked semiconductor capital equipment companies among our peer group in VLSI’s 2010 customer satisfaction survey. We achieved this by focusing on the customer experience and continuously improving the technology, productivity and reliability of our tools. We also continue to generate a pipeline of products targeted to our customers’ needs with the right mix of technology and productivity, which has resulted in consistent market share gains in both our core semiconductor business and the new market opportunities in advanced wafer level packaging.” Hill added, “We intend to drive further gains and revenue growth with the emergence of 3D NAND and advanced logic applications, all of which are essential building blocks required to enable the growth in cloud computing and storage.”

The discussion of bookings and shipments is not in accordance with U.S. generally accepted accounting principles (GAAP) and may differ from non-GAAP methods of accounting and reporting used by other companies. Management uses non-GAAP measures to evaluate operating performance. We discuss these non-GAAP measures because we believe these metrics provide additional insight into underlying operating results and prospects for the future, allowing investors to assess certain business trends in the same way that these trends are utilized by management in its financial and operational decision making. Shipments consist of products shipped to customers, without regard to net sales adjustments such as deferrals associated with customer acceptance. Bookings consist of current period orders less current period cancellations and other adjustments. We do not report bookings for systems with delivery dates more than 12 months from the latest balance sheet date. Shipments and bookings are used to forecast and plan future operations. Non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements regarding (i) the continuous improvement of the technology, productivity and reliability of our tools; (ii) our continued generation of a pipeline of products targeted to our customers’ needs with the right mix of technology and productivity; (iii) new market opportunities in advanced wafer level packaging; and (iv) our intention to drive further gains and revenue growth with the emergence of 3D NAND and advanced logic applications and our belief that they are essential building blocks required to enable the growth in cloud computing and storage. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. These risks and uncertainties include but are not limited to (i) disruptions in the economy or the specific markets in which we operate; (ii) our ability to manage costs of operation; (iii) increased competition from new competitors or current competitors with new products; (iv) our ability to maintain customer satisfaction; (v) our continued efforts in product development; (vi) demand and growth in the semiconductor industry; and (vii) other risks indicated in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended March 26, 2011, our Current Reports on Form 8-K, and amendments to such reports. Forward-looking statements are made and based on information available to us on the date of this press release. We do not assume, and expressly disclaim, any obligation to update this information.

About Novellus:

Novellus Systems, Inc. (NASDAQ: NVLS) is a leading provider of advanced process equipment for the global semiconductor industry. The Company’s products deliver value to customers by providing innovative technology backed by trusted productivity. An S&P 500 company, Novellus is headquartered in San Jose, CA with subsidiary offices across the globe. For more information please visit www.novellus.com.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts) (Unaudited)	June 25, 2011	March 26, 2011	June 26, 2010	June 25, 2011	June 26, 2010
Net sales	$350,223	$413,185	$321,369	$763,408	$597,598
Cost of sales	173,913	204,907	164,431	378,820	306,693

Gross profit	176,310	208,278	156,938	384,588	290,905

%	50.3%	50.4%	48.8%	50.4%	48.7%

Selling, general and administrative	47,519	49,521	43,243	97,040	88,500
Research and development	47,270	46,721	40,790	93,991	80,477

Total operating expenses	94,789	96,242	84,033	191,031	168,977

%	27.1%	23.3%	26.1%	25.0%	28.3%

Income from operations	81,521	112,036	72,905	193,557	121,928
%	23.3%	27.1%	22.7%	25.4%	20.4%

Interest and other income (expense), net	(3,005)	717	2,195	(2,288)	3,722

Income before income taxes	78,516	112,753	75,100	191,269	125,650
Provision for income taxes	13,783	16,395	11,792	30,178	21,086

Net income	$64,733	$96,358	$63,308	$161,091	$104,564

Net income per share:
Basic	$0.81	$1.07	$0.67	$1.89	$1.10

Diluted	$0.79	$1.04	$0.66	$1.85	$1.09

Shares used in basic per share calculation	80,068	90,321	94,065	85,020	95,299

Shares used in diluted per share calculation	82,074	92,855	95,332	87,280	96,369

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	June 25, 2011	December 31, 2010
	(Unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents and short-term investments	$812,380	$671,251
Accounts receivable, net	236,364	256,731
Inventories	222,107	208,894
Deferred taxes and other current assets	73,939	65,525

Total current assets	1,344,790	1,202,401
Property and equipment, net	209,595	218,569
Non-current restricted cash and cash equivalents	133,044	121,226
Long-term investments	55,728	68,645
Goodwill	126,482	125,043
Intangible and other assets	95,920	96,513

Total assets	$1,965,559	$1,832,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$221,874	$261,318
Deferred profit	18,574	29,693

Total current liabilities	240,448	291,011
Senior convertible notes	270,429	—
Other long-term debt obligations	114,766	105,592
Long-term income taxes payable	66,878	61,381
Long-term deferred tax liabilities	166,511	3,815
Other liabilities	41,882	42,460

Total liabilities	900,914	504,259

Shareholders’ equity:
Common stock	1,279,736	1,206,887
Retained earnings (accumulated deficit) and accumulated other comprehensive income (loss)	(215,091)	121,251

Total shareholders’ equity	1,064,645	1,328,138

Total liabilities and shareholders’ equity	$1,965,559	$1,832,397

*	The December 31, 2010 condensed consolidated balance sheet was derived from our audited consolidated financial statements.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 25, 2011	June 26, 2010
	(In thousands)
Cash flows from operating activities:
Net income	$161,091	$104,564
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of property and equipment, net	279	51
Depreciation and amortization	17,631	21,530
Deferred income taxes	11,370	541
Stock-based compensation	20,577	16,251
Excess tax benefit from stock-based compensation	—	(369)
Other non-cash charges, net	4,061	2,639
Changes in operating assets and liabilities, net	(36,066)	21,046

Net cash provided by operating activities	178,943	166,253

Cash flows from investing activities:
Net sales, maturities and purchases of investments	25,770	(29,673)
Capital expenditures	(9,867)	(6,655)
Decrease (increase) in restricted cash and cash equivalents	(7,664)	9,609

Net cash provided by (used in) investing activities	8,239	(26,719)

Cash flows from financing activities:
Proceeds from employee stock compensation plans	111,554	6,194
Proceeds from senior convertible notes, net of issuance costs	684,250	—
Net proceeds from (repayments of) other debt obligations	(48)	2,226
Repurchases of common stock	(826,623)	(122,958)
Excess tax benefit from stock-based compensation	—	369

Net cash used in financing activities	(30,867)	(114,169)

Effects of exchange rate changes on cash and cash equivalents	2,869	(2,733)

Net increase in cash and cash equivalents	159,184	22,632
Cash and cash equivalents at the beginning of the period	247,055	142,047

Cash and cash equivalents at the end of the period	$406,239	$164,679